Exhibit 99.1

For Immediate Release

August 1, 2016

MEDICINE MAN TECHNOLOGIES INC. TO ACQUIRE CAPITAL G LTD, DBA FUNK SAC, ODORNO, AND COMMODIGY

DENVER – August 1, 2016. Medicine Man Technologies Inc. (OTCQB: MDCL), one of the country’s leading cannabis branding and consulting companyies announced today that it has agreed in principle to acquire Capital G LTD, the holding company for the Funk Sac, OdorNo, and Commodigy brands. The closing of this transaction is subject to due diligence and execution of definitive agreements, which is expected to occur on or before November 1, 2016. The consideration to be paid by Medicine Man Technologies includes the issuance of 1.3 million shares of its Common Stock.

The OdorNo product line is based upon a sophisticated odorless technology that contains the smells of everyday waste, having a wide variety of uses. OdorNo Bags are used in a wide range of applications from containing the smell of waste and diapers, to containing smells from animals like bears and predators. The company was established in 2011 by a military veteran who had been working on an odorless body bag application. These products which are made in the US, are expected to allow us to expand future sales outside of the cannabis industry into other daily use consumer model lines of distribution including home health and medical based applications.

The Commodigy business is centered on the activities of a green trading company that has been recycling plastics since 2008. It focuses on green recycling solutions in the plastics industry and generally acts as an intermediary between producers and recyclers of such wastes. Commodigy offers recycled plastics for manufacturing and green solutions.

FunkSac offers a wide range of Cannabis packaging from certified exit packaging to edibles and flower packaging for the industry and continues to innovate. The Funk Sac product line of exit packaging as approved for use in the cannabis industry are ASTM listed and certified to meet child resistance and adult reclosability standards established by federal regulations. These products are made in the USA by a veteran owned company and a veteran in the industry using reliable US suppliers and has been endorsed by Snoop Dogg, a Capital G Ltd investor. Funk Sac currently conducts sales globally.

Andy Williams, Medicine Man Technology’s CEO and Co-Founder stated, “As we search for acquisition and growth opportunities we firmly believe that access to cannabis is increasing nationwide. That’s why we are very excited by this potential partnership with Garett Fortune and Capital G Ltd. We are encouraged by the various growth opportunities in the packaging industry as a whole and are cautiously optimistic that these exciting developments will help drive revenues and facilitate the evolution of Medicine Man Technologies into a robust branding warehouse.”

Brett Roper, Company COO and Co-Founder added, “Our intention is to add new sources of income in businesses synergistic to our involvement in the cannabis industry, as well as diversifying into other opportunities. We believe this acquisition increases the value of our company by enhancing our market presence.”

Garett Fortune, Principal for Capital G Ltd stated, “We have always admired the Medicine Man brand and how they have successfully evolved in this challenging industry. We believe that our own brand of Capital G products will be enhanced through this relationship that will create new growth potential as well as possibilities for both companies as we grow our combined industry presence.”

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About Medicine Man Technologies

Established in March 2014, the Company secured its first client/licensee in April 2014.  To date, the Company has provided guidance for numerous clients (Colorado, Nevada, and Illinois) that have successfully secured licenses to operate cannabis businesses within their state. The Company currently has twenty-four active clients in 13 states, focusing on working with licensees and clients to:

•	utilize management’s experience, technology, and training to help secure a license
•	deploy the Company’s highly effective variable capacity constant harvest cultivation practices and eliminate the liability of single grower dependence
•	avoid the costly mistakes generally made in start-up by taking advantage of the experience of the Company’s principals in developing a cannabis business
•	stay engaged with an ever expanding team of licensees all focused on quality and safety that will ‘share’ the ever evolving experience and knowledge of the network

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues as well as any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC).  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the Securities and Exchange Commission. Among other matters, the Company may not be able to sustain growth or achieve profitability based upon many factors including but not limited to general stock market conditions. Reference is hereby made to cautionary statements set forth in the Company's most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing as well as new service lines noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term.  Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations we will be providing services in, the impact of which cannot be predicted at this time.

Contact Information:

Attention Brett Roper via info@medicinemantechnologies.com

Telephone (303) 371-0387

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